Exhibit 10.3

March 31, 2020

Nanjing Hongjing Enterprise Management Consulting Co., Ltd.

Executive Director

Room 2606, International Trade Center, No.18 East Zhongshan Road, Nanjing, China, 210005

Dear Mr Men:

Thank you for expressing an interest in the acquisition of Levena (Suzhou) Biopharma Co., Ltd., a Chinese corporation, located at B8-301, No. 218, Xinghu Street, Suzhou Industrial Park, Suzhou, China (“Levena”), a wholly owned subsidiary of Sorrento Therapeutics, Inc. (“Sorrento”), or such other entity that contains all operational assets of the Levena business (the “Acquisition”).

When executed by Nanjing Hongjing Enterprise Management Consulting Co., Ltd. (the “Purchaser”), in the manner hereinafter provided, this letter will be a binding letter of intent (this “Letter Agreement”) for the Acquisition. The contents of this Letter Agreement are strictly confidential and this Letter Agreement is being provided by Sorrento to Purchaser pursuant to that certain non-disclosure agreement, dated March 28, 2020, by and between Sorrento and Purchaser (the “NDA”). Accordingly, this letter should not be shared or discussed with any parties outside of Sorrento and Purchaser, other than their respective advisors who have a need to know such information in order to fulfill their professional responsibilities and who are subject to confidentiality obligations at least as restrictive as those contained in the NDA.

1.

Terms; Definitive Documents. The key terms of the Acquisition are set forth on Exhibit A hereto, though the terms set forth therein do not contain all the terms and conditions that will govern the Acquisition, which additional terms shall be subject to mutual agreement. Promptly following the effectiveness of this Letter Agreement, each party will negotiate in good faith to agree upon: (a) a definitive written agreement to be executed by the parties setting forth the terms of the Acquisition (the “Definitive Agreement”) and incorporating the terms set forth in this Letter Agreement (including Exhibit A, which is hereby incorporated by reference) and such other customary representations, warranties, covenants and terms as are necessary and appropriate for transactions similar to the Acquisition and as are mutually agreed.

2.

Due Diligence; Access; Necessary Approvals and Other Conditions. Execution of a definitive agreement will be subject to customary due diligence by Purchaser and its attorneys, accountants and other advisors. Sorrento will give Purchaser and its attorneys, accountants and other advisors reasonable access to any and all advisors, facilities, copies of all books and records and other information through closing (other than privileged information and certain board minutes or other materials relating to Sorrento’s consideration of strategic alternatives) with respect to Levena. Additionally, Sorrento will give Purchaser and its attorneys, accountants and advisors reasonable access to Levena’s senior management on a mutually agreed to schedule. Due diligence shall be conducted in a manner intended to obtain sufficient information with minimal disturbance to the employees of Sorrento and Levena. Each party’s obligation to enter into the Definitive Agreement (on terms that are reasonably agreeable to Purchaser and Sorrento consistent with the contents of this letter) is subject to any necessary corporate approvals of each party.

3.

Conduct of Business. From the date hereof until June 30, 2020, Sorrento agrees to use commercially reasonable efforts to continue to preserve and operate the Levena business in the ordinary course, consistent with past practice, including commercially reasonable efforts to preserve Levena’s existing business organization, assets, and relations with its employees, suppliers, customers and others with whom it has a business relationship.

4.

No Publicity; Confidentiality. The parties will not, and each of them will cause their respective affiliates and representatives to not, make any public statement or issue any press release or announcement or otherwise make any disclosure to any third party (other than such representatives of a party as need to know such information for purposes of negotiating the Acquisition) concerning the terms or existence of this Letter Agreement (or the Definitive Agreement), the Acquisition or the discussions relating thereto except as may be required by applicable law or stock exchange rules, as reasonably necessary to satisfy lender requirements under any debt documents to which Sorrento is subject, or as otherwise may be mutually agreed in writing by the parties: provided, however, that any party so required to disclose any such information must use commercially reasonable efforts to consult with the other party prior to making any such disclosure.

5.	Effect of this Letter. The terms set forth in this Letter Agreement are intended to be binding on the parties.
6.	Termination. This Letter Agreement may be terminated at any time prior to entry into the Definitive Agreement:

(a)by mutual written consent of the parties;

(b)by either party if the Definitive Agreement shall not have been executed on or before June 30, 2020; provided that no party shall have the right to terminate pursuant to this Paragraph 6(b) if such party is responsible for the failure to enter into the Definitive Agreement by such date (for avoidance of doubt, in the event either party fails to approve or consent to a provision or condition precedent which by the terms of this Letter Agreement requires such party’s discretion, such failure shall not be deemed the responsibility of the other party);

(c)by either party in the event that any governmental authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Acquisition; or

(d)by either party in the event that the parties are unable to agree on the form and scope of customary representations and warranties in the Definitive Agreement or the content of the related disclosure schedules.

7.

Fees and Expenses. Each party will pay its own fees, costs and expenses related to this Letter Agreement, the negotiation of the Definitive Agreement and any documentation related to the contemplated Acquisition.

8.

Governing Law; Integration. This Letter Agreement and the Definitive Agreement will be governed by the internal laws of the State of Delaware without regard to conflicts of law principles. This Letter Agreement constitutes the entire agreement between the parties with respect to the potential Acquisition and the matters contemplated hereby, and supersedes all prior communications, agreements and understandings (written or oral) with respect to the potential Acquisition and the matters contemplated hereby.

9.

Counterparts. It may be executed in counterparts, each of which will be an original and all of which together will constitute the same document. .pdf or other electronic copies of signatures will be deemed to be originals.

We are ready to commence drafting and negotiation of a Definitive Agreement immediately and are extremely committed to closing the transactions on or before June 30, 2020. Given the proposed transaction timetable, we would ask that you confirm your acceptance of the terms of the Agreement by countersigning it in the space provided below and returning a copy to the und by 5:00 p.m. Pacific time on Tuesday, March 31, 2020.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Very truly yours,
SORRENTO THERAPEUTICS, INC.

/s/ Henry Ji
Name:	Henry Ji
Title:	President and Chief Executive Officer

ACKNOWLEDGED AND AGREED:

Nanjing Hongjing Enterprise Management Consulting Co., Ltd.

By:	/s/ Chunhui Men
	Name:	Chunhui Men
	Title:	Executive Director

EXHIBIT A

Summary of Terms

This Summary of Terms (“Term Sheet”) sets forth certain key terms of a possible transaction involving Sorrento and Purchaser for the purchase of Levena.

Transaction Structure:	The sale of Levena is expected to be structured as a purchase of all of the issued and outstanding capital stock of Levena.

Purchase Price:	$30 million, payable in cash through available cash-on-hand.

Definitive Agreement:

The consummation of the transaction will be subject to the execution and delivery by Sorrento and Purchaser of the Definitive Agreement to be negotiated between the parties.  Sorrento’s counsel shall prepare the initial draft of the Definitive Agreement.

The execution of the Definitive Agreement will require the approval of the Boards of Directors of each of Sorrento and Purchaser.

Certain Conditions to Closing:

The closing of the transaction shall be subject to the satisfaction of conditions customary for a transaction of this nature, including, among other conditions:

• receipt by the parties of any necessary governmental consents or clearances;

• accuracy of representations and warranties and compliance with covenants;

• absence of any material adverse change to the operations of Levana; and

• other conditions that, in the reasonable judgment of both parties, are appropriate for a transaction of this kind.

Representations and Warranties:	The Definitive Agreement will contain representations and warranties of the parties customary and appropriate for a transaction of this nature.

Covenants:	The Definitive Agreement will contain covenants of the parties customary and appropriate for an acquisition of this nature.

Indemnification of Directors and Officers:

The Definitive Agreement will provide that Purchaser will continue the indemnification, advancement and exculpation coverage under Levena’s arrangements existing at the signing of the Definitive Agreement and will provide customary D&O “tail coverage” to the directors and officers of Levena for a period of six years following closing of the proposed transaction.

Fees and Expenses:	Whether or not the transaction has been consummated, each party will bear its own expenses hereunder.

Closing of the Acquisition:	The Acquisition will be effected as soon as practicable after the receipt of any necessary government consents or clearances and third party consents.

Other:

Any press releases or other public announcements regarding the Acquisition, except as required by law, by either Purchaser or Sorrento or their respective advisors will be subject to the prior written approval of the other party (which shall not be unreasonably withheld, delayed or conditioned).